Exhibit 1.2

[Translation]

SHARE HANDLING REGULATIONS

As of June 24, 2003

Honda Motor Co., Ltd.

Record of Resolution at the Meeting of the Board of Directors

April 27, 1953
December 30, 1953	Amended
April 27, 1957	Amended
April 28, 1960	Amended
December 1, 1962	Amended
March 31, 1967	Amended
August 19, 1968	Amended
February 28, 1972	Amended
December 19, 1977	Amended
May 28, 1981	Amended
October 1, 1982	Amended
November 14, 1991	Amended
October 1, 1999	Amended
April 1, 2000	Amended
May 12,2000	Amended
December 4, 2000	Amended
October 4, 2001	Amended
June 25,2002	Amended
April 1, 2003	Amended
June 24, 2003	Amended

2

SHARE HANDLING REGULATIONS

CHAPTER I. GENERAL PROVISIONS

Article 1.	(Purpose)

These Regulations shall govern the denomination of share certificates of the Company and matters related to the handling of shares in accordance with the provisions of Article 7and 8 of the Articles of Incorporation of the Company. Provided, however, that handling procedures with respect to the beneficial shareholders shall be governed by the Japan Securities Depositary Center (hereinafter referred to as the “Center”) as well as these Regulations.

Article 2.	(Denomination of Share Certificates)

1. Share certificates to be issued by the Company shall be in denominations of ten thousand (10,000), one thousand (1,000), five hundred (500), and one hundred (100) shares. Share certificates representing less than one hundred (100) shares may also be issued.

2. Of the share certificates as described in the preceding paragraph, share certificates representing the number of shares less than one unit of shares set forth in Article 6 of the Articles of Incorporation of the Company (hereinafter referred to as “Fractional Shares”) shall not be issued except in the cases set forth in Articles 21, 22 and 25 hereof.

Article 3.	(Transfer Agent)

The transfer agent of the Company, its place of business, its place of operations and forwarding offices shall be as follows:

Transfer agent and its place of business:	The Chuo Mitsui Trust and Banking Company, Limited. 33-1, Shiba 3-chome, Minato-ku, Tokyo

Its place of operations:	The Chuo Mitsui Trust and Banking Company, Limited. Securities Agency Department, Head Office 8-4, Izumi 2-chome, Suginami-ku, Tokyo

Forwarding offices:	All branch offices in Japan of The Chuo Mitsui Trust and Banking Company, Limited. and Head Office and branch offices of Japan Securities Agency Corporation

Article 4.	(Method of Application, Offer and Notification, etc.)

1. Requests, offers, notifications and applications pursuant to these regulations and other requests, offers, notifications and applications in regard to matters the Company has entrusted clerical procedures to Transfer Agent shall be made to the Transfer Agent.

2. Procedures stated in the preceding paragraph shall be made in the form prescribed by the Company, bearing the registered seal impression prescribed in the provisions set forth in Article 14 hereof.

3. If it is difficult to follow the procedures stated in the preceding paragraph, a document evidencing that the person in action legitimately bears the right to make such act shall be submitted to the Company.

4. If any procedure stated in the first paragraph is made by a proxy, a document evidencing his/her power of representation shall be submitted to the Company.

CHAPTER II. REGISTRATION OF TRANSFER OF SHARES, ETC.

Article 5.	(Registration of Transfer of Shares)

1. In case of applying for registration of the transfer of Shares, an application in a written form shall be submitted together with the share certificates concerned.

2. In case that an shareholder applies for registration of the transfer of Shares acquired for any reasons other than assignment, submission of a document evidencing such acquisition may be required upon the request of the Company.

Article 6.	(Registration of Transfer of Shares in the Events Provided Otherwise in Laws and Regulations)

When procedures such as approval, permission, acquisition of a consent from another person, etc. are required under laws or regulations with respect to the transfer of Shares, an application in a written form shall be submitted together with the share certificates concerned and a document evidencing the completion of such procedures.

Article 7.	(Entries in Beneficial Shareholders’ Register)

Entries in the beneficial shareholders’ register shall be made in accordance with the notice from the Center concerning the beneficial shareholders and the beneficial shareholders’ form.

Article 8.	(Beneficial Shareholder’s Form)

Beneficial shareholders shall submit a beneficial shareholder’s form through a Participant.

Article 9.	(Consolidation of Shareholders’ Register and Beneficial Shareholders’ Register)

In case a Shareholder entered in the shareholders’ register is identified with a beneficial shareholder entered in the beneficial shareholders’ register by his/her address and name, the number of Shares entered in the shareholders’ register and the one entered in the beneficial shareholders’ register shall be added up in terms of execution of rights of shareholders.

CHAPTER III. PLEDGES AND SHARES HELD IN TRUST

Article 10.	(Registration or Cancellation of Pledges )

In case of applying for registration of the pledges on shares or amendment or cancellation thereof, an application in a written form jointly signed by the pledgor and pledgee shall be submitted together with the share certificates concerned.

Article 11.	(Recordation of Shares Held in Trust or Cancellation Thereof)

In case of applying for recordation of shares held in trust or cancellation thereof, an application in a written form shall be submitted by the trustor or the trustee together with the share certificates concerned.

CHAPTER IV. OPTION NOT TO HOLD SHARE CERTIFICATES

Article 12.	(Notice of Intention not to Hold Share Certificates)

Any shareholder intending not to hold share certificates must submit a notice in a written form together with the share certificates concerned. Provided, however, that if the share certificates concerned have not been issued, such share certificates need not be submitted.

Article 13.	(Application for Delivery of Share Certificates Which Shareholders have Intended not to Hold)

If a shareholder who has given a notice of intention not to hold share certificates requests issuance of such share certificates or return thereof, an application in a written form to that effect shall be submitted by him/her. Provided, however, any application for issuance of share certificates may not be submitted in case that the Company intended not to issue share certificates in regard to Fractional Shares.

CHAPTER V. NOTIFICATIONS

Article 14.	(Notification of Address, Name and Seal Impression of Shareholders)

1. Shareholders, beneficial shareholders and registered pledgees or their statutory agents shall notify the Company of their addresses, names and seal impressions. Provided, however, that the foreigners may substitute their specimen signatures for seal impressions.

2. In case of any change in the matters notified as described in the preceding paragraph, notification to such effect shall be made.

Article 15.	(Notification of Agent for Shareholders Residing Abroad)

1. Shareholders, beneficial shareholders and registered pledgees residing abroad or their statutory agents shall appoint a standing proxy in Japan and notify the Company thereof in addition to the procedures set forth in the preceding Article.

2. The provisions as described in Article 14 shall apply to the standing agent stated in the preceding paragraph.

Article 16.	(Representative of Corporation)

1. If a shareholder or beneficial shareholder is a corporation, its representative shall be notified.

2. In case of any change in such representative, a notification in a written form shall be submitted together with an extract copy of the commercial register.

Article 17.	(Representative of Shareholders who Jointly Own Shares)

Shareholders and beneficial shareholders who jointly own Shares must appoint a representative thereof and a notification in a written form jointly signed by all such co-owners shall be submitted. In case of any change in such representative, the same shall apply thereto.

Article 18.	(Change in the Shareholders’ Register, the Beneficial Shareholders’ Register and indications on Share Certificates)

In case of any change in entries in the shareholders’ register or beneficial shareholders’ register and in indication on share certificates for the following reasons, a notification in a written form shall be submitted together with the share certificates concerned anda document certifying the relevant fact. Provided, however, that if the share certificates concerned have not been issued or in case of any change in the beneficial shareholders’ register, such share certificates need not be submitted.

1.	Change in family name or given name;

2.	Establishment of, alternation in, or removal of a person in parental authority, a guardian or other statutory agents;

3.	Change in trade name or corporate name; and

4.	Change in corporate organization.

Article 19.	(Exception in Regard to Notifications Made by Beneficial Shareholders)

Any notification to be made by a beneficial shareholder shall be made through a Participant. Provided, however, that in case of a change only in the seal impression registered, notification thereof need not be made through a Participant.

CHAPTER VI. REISSUANCE OF SHARE CERTIFICATES

Article 20.	(Reissuance Due to Split or Consolidation of Shares)

In case of applying for the issue of new share certificates due to split or consolidation of Shares, an application in a written form shall be submitted together with the share certificates concerned.

Article 21.	(Reissuance Due to Mutilation or Defacement)

In case of applying for the issue of new share certificates due to mutilation or defacement of share certificates, an application in a written form shall be submitted together with the share certificates concerned. Provided, however, that if the share certificates are stained or damaged to such an extent that it is difficult to ascertain their genuineness, the procedures set forth in Article 7 shall apply thereto.

Article 22.	(Reissuance Due to Filled-Up Column)

In case that the column for entry of the names of shareholders on a share certificate has been filled up, the Company shall collect such share certificate and issue a new share certificate in place thereof.

CHAPTER VII. REISSUANCE OF SHARE CERTIFICATES BECAUSE OF LOSS THEREOF

Article 23.	(Registration of Loss of Share Certificates and application of the cancellation)

1. Any person who applies for the registration of loss of any share certificate(s) shall submit an application form together with a written document certifying the acquisition of such certificate(s) and a written document certifying the loss such certificate(s) as well as evidence of the identity of such person; provided, however, that if the person who applies for the registration of loss of such share certificate(s) is the person in whose name such lost share certificate(s) are registered or is the registered pledgee of such lost share certificate(s), such person shall submit such application form only with a written document certifying the loss of such share certificate(s).

2. When any person who has registered loss of any share certificate(s) applies for the cancellation of any such registration referred to in the preceding paragraph, such person shall submit an application form.

Article 24.	(Objection to Registration of Loss of Share Certificates)

When any objection to a registration of loss of share certificate(s) is applied for, an application form shall be submitted together with share certificates and evidence of the identity of the applicant; provided, however, that if such application is filed by the shareholder or registered pledgee, evidence of the identity of the applicant is not required to be submitted.

Article 25.	(Reissuance Because of Lapse of Share Certificates)

When reissuance of any lapsed share certificate(s) is requested, a request in a written form shall be submitted.

Article 26.	(Mutatis mutandis of the applications)

In the case where any person who has registered loss of any share certificate(s) is not the shareholder or registered pledgee thereof, if such person desires to change the relevant entry or record in the register of lost share certificates, the provisions of Articles 14 through 18 shall mutatis mutandis apply.

CHAPTER VIII. PURCHASE OF FRACTIONAL SHARES

Article 27.	(Request for Purchase of Fractional Shares)

1. In case of applying for the purchase of Fractional Shares, a request in a written form shall be submitted together with the share certificates concerned. Provided, however, that if the share certificates concerned have not been issued, such share certificates need not be submitted.

2. In case that a beneficial shareholder requests for purchase of Fractional Shares, such request shall be made through a Participant and the Center.

Article 28.	(Determination of Purchase Price)

In case that such request stated in the preceding Article was made, the purchase price shall be the amount obtained by multiplying the closing price per share of the Company in the market set up by the Tokyo Stock Exchange on the day on which a request for purchase in a written form reached the place of business for handling shares set out in Article 3 hereof or, in case there is no trading effected on such day, the first trading price effected on any day subsequent to such day, by the number of shares.

Article 29.	(Payment of Proceeds for Purchase)

1. The purchase price shall be paid to the shareholder who has requested for purchase without delay after four (4) business days from the day on which the purchase price was determined at the place of business for handling shares where request for purchase was made.

2. At the time of paying the purchase price stated in the preceding paragraph, fees prescribed in Paragraph 3 of Article 40 shall be deducted.

Article 30.	(Transfer of Shares Purchased)

1. The title to Fractional Shares requested for purchase shall be transferred to the Company on the day on which the payment procedure of the proceeds for purchase was completed pursuant to the preceding Article. Provided, however, in case of delay in receiving the proceeds by shareholder who has requested for purchase of shares, the title to the fractional shares concerned shall be transferred to the Company on the day on which the Company orally notifies the shareholder to receive the proceeds or, in case of delivering a reminder by mail, on the day when such mail is dispatched.

2. In case that purchase price of Fractional Shares for which the Company has received a request of purchase is determined in consideration of bearing right to demand for dividends, subscription right to new shares and other rights and the day on which shareholders who are entitled to execute such rights are determined passes without receipt of purchase proceeds by the shareholder who had requested purchase of the shares, the title to the shares concerned is deemed, regardless of the provisions of the preceding paragraph, to be transferred to the Company at the end of business hours of the day.

CHAPTER IX. ADDITIONAL PURCHASE BY SHAREHOLDERS OF FRACTIONAL SHARES

Article 31.	(Method of Requesting Sale for Additional Purchase of Fractional Shares)

1. When any shareholder or beneficial shareholder, who has Fractional Shares, requests the sale of such shares which, together with such shareholder’s Fractional Shares, constitute one unit of shares (such a request is hereinafter referred to as an “Additional Purchase Request”), such shareholder shall submit an Additional Purchase Request form together with the relevant share certificates and the estimated price for shares to be additionally purchased as set forth in the succeeding Article; provided, however, that if the relevant share certificates have not been issued, such share certificates need not be submitted.

2. In the case where a beneficial shareholder makes a request referred to in the preceding paragraph, such request shall be made through a Participant and the Center.

Article 32.	(Estimated Price for Shares to Be Additionally Purchased)

1. An estimated price of shares to be additionally purchased shall be the last price per share of the Company in the market set up by the Tokyo Stock Exchange on the business day immediately preceding the day on which the relevant Additional Purchase Request document as set forth in the preceding paragraph reaches the Transfer Agent’s place of business or any of its Forwarding Office as set forth in Article 3 (in the case where there is no trading effected on such business day, the last trading price effected on the day immediately preceding such business day) multiplied by the number of shares for which the application for additional purchase is made and multiplied further by 1.3, and any fraction of such amount less than \1,000 resulting from such calculation shall be rounded up to the nearest thousand yen.

2. In the case where an Additional Purchase Request as set forth in the preceding Article is made, if the estimated price of shares to be additionally purchased submitted is less than the amount provided for in the preceding paragraph, the Company shall not process such Additional Purchase Request.

Article 33.	(Additional Purchase Requests Exceeding the Balance of Treasury Shares)

If the total number of shares for which Additional Purchase Requests are made on the same day exceeds the number of the treasury shares transferable held by the Company (excluding those treasury shares held for specific purposes), any and all Additional Purchase Requests made on such day shall not be effective.

Article 34.	(Effective Dates of Additional Purchase Requests)

Any Additional Purchase Request shall become effective on the day on which both the relevant Additional Purchase Request document as set forth in Article 31 and the estimated price for shares to be additionally purchased as set forth in the Article 32 reach the Transfer Agent’s place of business for handling shares as set forth in Article 3.

Article 35.	(Periods During Which Additional Purchase Requests Are Not Accepted)

1. The Company will suspend the acceptance of any Additional Purchase Request during the period commencing on the 12th business day prior to March 31 and ending on March 31 and during the period commencing on the 12th business day prior to September 30 and ending on September 30.

2. Notwithstanding the previous paragraph, the Company may set other periods during which the acceptance of Additional Purchase Requests is suspended if the Company deems it necessary.

Article 36.	(Determination of the Price of Shares to Be Additionally Purchased)

1. The price per share of shares to be additionally purchased shall be the last price per share of the Company in the market set up by the Tokyo Stock Exchange on the day on which the relevant Additional Purchase Request becomes effective, or if there is no trading effected on such day or if such day is not a day when Tokyo Stock Exchange is open, the first traded price thereafter.

2. The price of shares to be additionally purchased shall be the price per share in accordance with the previous paragraph multiplied by the number of shares for which the Additional Purchase Request has been made.

3. If the estimated price for shares to be additionally purchased as set forth in Article 32 is less than the sum of the price for share to be additionally purchased as set forth in the preceding paragraph and a charge set forth in Article 40 (such sum is hereinafter referred to as “Additional Purchase Price”), the amount of shortfall shall be charged against the person who has made the relevant Additional Purchase Request. In such case, if such amount of shortfall is not paid within 5 business days from the day next preceding the day on which the payment of such amount of shortfall is requested, such Additional Purchase Request will be cancelled.

Article 37.	(Receipt of Additional Purchase Price)

1. The Company shall receive the Additional Purchase Price from the estimated price for shares to be additionally purchased on a day specified by the Company which shall be within 6 business days from the date on which the Additional Purchase Price is determined or from the date on which the amount of shortfall in accordance with the third paragraph of the preceding Article is paid; provided, however, that if the Additional Purchase Price is a price cum rights (such as rights relating to a dividend, stock split or new share subscription warrant), the Additional Purchase Price shall be received by the relevant record date or allotment date.

2. A balance of the estimated price for shares to be additionally purchased after the deduction of the Additional Purchase Amount shall be returned by bank transfer to the bank account specified by the shareholder who has made the relevant Additional Purchase Request or by postal transfer cash payment.

Article 38.	(Transfer of Shares Additionally Purchased)

Treasury shares for which an Additional Purchase Request has been made shall be transferred to the shareholder or beneficial shareholder who has made the Additional Purchase Request on the day on which the receipt of the Additional Purchase Price in accordance with the preceding Article is completed.

Article 39.	(Delivery of Share Certificates)

For such Shares that have come to constitute one whole unit of shares due to any Additional Purchase Request, a share certificate shall, without delay, be issued and delivered to the shareholder who has made the relevant Additional Purchase Request; provided, however, that this provision does not apply in the case where a beneficial shareholder has made such Additional Purchase Request.

CHAPTER X. HANDLING FEES

Article 40.	(Handling Fees)

1. When a shareholder receives share certificates pursuant to Aricle13 (Share Certificates Not to Hold), Article 20 (Split), Article 21 (Mutilation or Defacement) or Article 25 (Lapse), he/she shall pay handling fees in the amount obtained by adding up fifty (50) yen and the equivalent to stamp duties.

2. When a registration for loss of any share certificates is applied in accordance with Article 23, a loss registration application fee of ¥8,600 shall be paid per one application and a handling fee of ¥500 shall also be paid per one share certificate.

3. When a shareholder requests for purchase of Fractional Shares pursuant to Article 27 hereof or requests for sale for the shareholder’s additional purchase of Fractional Shares pursuant to Article 31 hereof, he/she shall pay handling fees in the amount prescribed separately as the equivalent to the fees in regard to entrustment of trades of shares.

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